Exhibit 4.1

AOL INC.,

AS ISSUER

and

THE BANK OF NEW YORK MELLON,

AS TRUSTEE

First Supplemental Indenture

Dated as of June 23, 2015

to the

Indenture

Dated as of August 19, 2014

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of June 23, 2015, is by and between AOL Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”).

RECITALS:

WHEREAS, the Company and the Trustee have heretofore entered into that certain Indenture, dated as of August 19, 2014 (the “Indenture”), to provide for the issuance of up to $379,500,000 aggregate principal amount of the Company’s 0.75% Convertible Senior Notes due 2019 (the “Notes”);

WHEREAS, the Company, Verizon Communications Inc. (“Verizon”), a Delaware corporation, and Hanks Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Verizon (“Merger Sub”), entered into an Agreement and Plan of Merger, dated as of May 12, 2015 (the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, as a result of the Merger, the Company will be a wholly-owned subsidiary of Verizon and, at the effective time of the Merger, each issued and outstanding share of the Company’s common stock, $0.01 par value per share (the “Common Stock”) (other than shares to be canceled or converted in accordance with Section 3.1(a) of the Merger Agreement), shall be converted into the right to receive $50.00 net per share in cash without interest;

WHEREAS, Article 11 of the Indenture permits the Company to merge with and into another person so long as certain conditions have been met;

WHEREAS, Section 14.07 of the Indenture provides, among other things, that in the case of any Merger Event, pursuant to which outstanding shares of Common Stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof), then, at and after the effective time of such Merger Event, the right to convert each $1,000 principal amount of Notes shall be changed into the right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate (as may be increased by any Additional Shares provided for pursuant to Section 14.03 of the Indenture as a consequence of the Merger) immediately prior to such Merger Event would have owned or been entitled to receive upon such Merger Event;

WHEREAS, Section 14.07 of the Indenture also provides that upon a Merger Event, prior to or at the effective time of such Merger Event, the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture permitted under Section 10.01(j) of the Indenture providing for such change in the right to convert each $1,000 principal amount of Notes;

WHEREAS, as a result of the Merger, pursuant to Section 14.07 of the Indenture, each $1,000 principal amount of Notes will be convertible into cash in an amount equal to the Conversion Rate in effect on the Conversion Date (as may be increased by any Additional Shares pursuant to Section 14.03 of the Indenture) multiplied by the price paid per share of Common Stock in such Merger Event;

WHEREAS, Section 10.01(j) of the Indenture provides that, without the consent of any Holders of Notes, the Company and the Trustee may execute a supplemental indenture in accordance with Section 14.07, subject to the provisions of Section 14.02; and

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE 1

DEFINITIONS

Section 1.01	Definitions.

For all purposes of this First Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE 2

AMENDMENT OF INDENTURE AND

GUARANTEE OF OBLIGATIONS

Section 2.01	Conversion of Notes.

At and after the effective time of the Merger:

(a) in accordance with and subject to Section 14.07 of the Indenture, the right to convert each $1,000 principal amount of Notes shall be changed into the right to convert such principal amount of Notes into the amount of cash that a holder of the number of shares of Common Stock equal to the Conversion Rate (as may be increased by any Additional Shares provided for pursuant to Section 14.03 of the Indenture as a consequence of the Merger) immediately prior to the Merger would have owned or been entitled to receive upon the Merger; and

(b) pursuant to Section 14.07 of the Indenture, upon conversion of the Notes by a Holder, the Company will issue to such Holder, for each $1,000 principal amount of Notes, cash in an amount equal to the Conversion Rate in effect on the Conversion Date (as may be increased by any Additional Shares pursuant to Section 14.03), multiplied by the price paid per share of Common Stock in the Merger.

ARTICLE 3

MISCELLANEOUS

Section 3.01	Severability.

In case any provision of this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.02	Modification, Amendment and Waiver.

The provisions of this First Supplemental Indenture may not be amended, supplemented, modified or waived, unless otherwise provided in the Indenture, except by the execution of a supplemental indenture in compliance with Article 10 of the Indenture.

Section 3.03	Ratification of Indenture; First Supplemental Indenture Part of the Indenture.

Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this First Supplemental Indenture, then the terms and conditions of the Indenture shall prevail. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.04	Trust Indenture Act Controls.

If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this First Supplemental Indenture by the Trust Indenture Act, including, without limitation, the duties imposed by Trust Indenture Act Section 318(c), the required provision of the Trust Indenture Act shall control.

Section 3.05	Governing Law.

THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.06	Trustee Makes No Representation.

The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture. The recitals and statements contained in this First Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same.

Section 3.07	Multiple Counterparts.

The parties may sign multiple counterparts of this First Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together shall represent the same agreement.

Section 3.08	Headings.

The headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.09	Successors.

All agreements of the Company in this First Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successor.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the date and year first above written.

AOL INC.

By:	/s/ Karen Dykstra
	Name:	Karen Dykstra
	Title:	Chief Financial and Administrative Officer

THE BANK OF NEW YORK MELLON, not in its individual capacity, but solely as Trustee

By:	/s/ Joseph M. Lawlor
	Name:	Joseph M. Lawlor
	Title:	Vice President

Signature Page to First Supplemental Indenture